Exhibit 99.1

ACI WORLDWIDE AND S1 CORPORATION RECEIVE REQUEST FOR ADDITIONAL INFORMATION FROM U.S. DOJ REGARDING PROPOSED ACQUISITION OF S1 CORPORATION
NEW YORK and NORCROSS, Ga., October 28, 2011 — ACI Worldwide, Inc. (Nasdaq: ACIW) and S1 Corporation (Nasdaq: SONE) announced today that they have each received a request for additional information from the U.S. Department of Justice (“DOJ”) relating to ACI’s proposed acquisition of S1. The request was under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). The effect of the request is to extend the waiting period imposed by the HSR Act until 30 days after ACI has substantially complied with the request, unless voluntarily extended or terminated sooner by the DOJ. The request is focused on the card payments business. In 2010, S1’s card payments business generated approximately $11.9 million of revenue in the United States.
ACI and S1 are in the process of gathering information responsive to the request and intend to continue to cooperate with the DOJ in an effort to obtain antitrust regulatory clearance for the proposed acquisition as expeditiously as possible.
As previously announced on October 3, 2011, ACI has agreed to acquire S1 for approximately $360 million in cash and 5.8 million ACI shares. Under the terms of the transaction, S1 stockholders can elect to receive $10.00 in cash or 0.3148 shares of ACI stock for each S1 share they own, subject to proration, such that in the aggregate 33.8% of S1 shares are exchanged for ACI shares and 66.2% are exchanged for cash.
Wells Fargo Securities is serving as financial advisor to ACI, and Jones Day is serving as its legal advisor. Raymond James & Associates Inc. is serving as financial advisor to S1, and Hogan Lovells US LLP is serving as its legal advisor.
About ACI Worldwide
ACI Worldwide powers electronic payments for more than 800 financial institutions, retailers and processors around the world, with its broad and integrated suite of electronic payment software. More than 90 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US$12 trillion in wholesale payments. And for more than 160 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

About S1 Corporation
Leading banks, credit unions, retailers, and processors need technology that adapts to the complex and challenging needs of their businesses. These organizations want solutions that can respond quickly to changes in the marketplace and help grow their businesses. For more than 20 years, S1 Corporation (Nasdaq: SONE) has been a leader in developing software products that offer flexibility and reliability. Over 3,000 organizations worldwide depend on S1 for payments, online banking, mobile banking, voice banking, branch banking and lending solutions that deliver a competitive advantage. More information is available at www.s1.com.
Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to any forward-looking statements made in connection with an exchange offer.
ACI and S1 can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of the companies’ respective management. These risks and uncertainties include, but are not limited to, the following: (1) that a transaction with S1 may not be completed on a timely basis, (2) negative effects on ACI’s business or S1’s business resulting from the pendency of the proposed transaction, (3) that ACI may not achieve the synergies and other expected benefits within the expected time or in the amounts we anticipate, (4) that ACI may not be able to promptly and effectively integrate the merged businesses, and (5) that ACI may be required to divest assets in order to obtain regulatory approvals. Other factors that could materially affect ACI’s and S1’s business and actual results of operations are discussed in their respective Annual Reports on Form 10-K and ACI’s registration statement on Form S-4 as well as other filings with the SEC available at the SEC’s website at www.sec.gov.
Available Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. ACI has filed with the SEC a registration statement on Form S-4 containing a prospectus and other documents with respect to the proposed acquisition of S1 and mailed the prospectus to S1 shareholders. S1 Corporation has filed a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, with the SEC. INVESTORS AND SECURITY HOLDERS OF S1 AND ACI ARE URGED TO READ THE APPLICABLE PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN AND WILL BE FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION.
Investors and security holders will be able to obtain free copies of the registration statement, prospectus and other documents filed with the SEC by ACI through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by ACI will be available free of charge on ACI’s internet website at www.aciworldwide.com or by contacting ACI’s Investor Relations Department at 646-348-6706. Free copies of the documents filed by S1 with the SEC with respect to the exchange offer may be obtained by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com.
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For more information contact
For ACI Worldwide:
Media Contacts:
James Golden / Scott Bisang / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
Investor Contacts:
Art Crozier / Jennifer Shotwell / Scott Winter
Innisfree M&A Incorporated
(212) 750-5833
Tamar Gerber
Vice President, Investor Relations & Financial Communications
ACI Worldwide, Inc.
(646) 348- 6706
For S1 Corporation:
Paul M. Parrish
Chief Financial Officer
404.923.3500
paul.parrish@s1.com